                                                            EXHIBIT 99.(a)(1)(A)







                          REPEATER TECHNOLOGIES, INC.
                               1150 MORSE AVENUE
                              SUNNYVALE, CA 94089
                                 (408) 747-1900







                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK
                                NOVEMBER 28, 2001

                           REPEATER TECHNOLOGIES, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS

             THE OFFER EXPIRES AT 5:00 P.M., PACIFIC STANDARD TIME,
               ON DECEMBER 28, 2001, UNLESS THE OFFER IS EXTENDED


        Repeater Technologies, Inc. ("Repeater" or the "Company") is offering employees and directors of the Company (each an "Eligible Participant") the opportunity to exchange all outstanding stock options with exercise prices per share greater than $0.30 (the "Eligible Options") granted under the Company's 1990 Incentive Stock Plan (the "1990 Plan") and 2000 Equity Incentive Plan (the "2000 Plan") (each a "Plan") for replacement options (the "Replacement Options") to purchase shares of the Company's Common Stock ("Common Stock").

        We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange Outstanding Options (the "Offer to Exchange," which, as it may be amended from time to time, constitutes the "Offer"). This Offer is not conditioned upon a minimum number of options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

        Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "RPTR." On November 26, 2001, the closing price of our Common Stock as reported on the Nasdaq National Market was $0.28 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

        You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Elif Kuvvetli via e-mail at ekuvvetli@repeaters.com or by telephone at (408) 743-9400, or Tim Marcotte via e-mail at timm@repeaters.com or by telephone at (408) 743-9316.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                       1.

                                    IMPORTANT

        Regardless of whether you accept or reject this Offer, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO ELIF KUVVETLI OR TIM MARCOTTE AT REPEATER BEFORE 5:00 P.M., PACIFIC STANDARD TIME, ON DECEMBER 28, 2001 (or a later expiration date if Repeater extends the Offer). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be cancelled automatically if Repeater accepts your Eligible Options for exchange. However, you will be required to return such stock option agreements upon Repeater's request.

        We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Repeater is limited to this document.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY'S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.



                                       2.

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
SUMMARY OF TERMS ..............................................................    1

THE OFFER......................................................................    6
1.     Number of Options; Expiration Date .....................................    6
2.     Purpose of the Offer ...................................................    7
3.     Procedures .............................................................    7
4.     Change in Election .....................................................    8
5.     Acceptance of Options for Exchange and Cancellation and Issuance of
       Replacement Options ....................................................    8
6.     Conditions of the Offer.................................................    9
7.     Price Range of Common Stock ............................................   11
8.     Source and Amount of Consideration; Terms of Replacement Options .......   11
9.     Interests of Directors and Officers; Transactions and Arrangements
       Involving the Options...................................................   13
10.    Status of Options Acquired by Us in the Offer; Accounting
       Consequences of the Offer...............................................   14
11.    Legal Matters; Regulatory Approvals ....................................   15
12.    Material U.S. Federal Income Tax Consequences ..........................   15
13.    Extension of Offer; Termination; Amendment .............................   18
14.    Fees and Expenses.......................................................   19
15.    Information About Repeater..............................................   19
16.    Risk Factors ...........................................................   21
17.    Additional Information .................................................   21
18.    Forward-Looking Statements; Miscellaneous ..............................   23

SCHEDULE A--Information about the Directors and Executive Officers of Repeater



                                       i.

                                SUMMARY OF TERMS

        The following is a summary of terms about the Offer presented in a question and answer format. We urge you to read carefully the remainder of the Offer to Exchange and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this Summary of Terms.

Q1.     WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

        We are offering to exchange all outstanding stock options with exercise prices per share greater than $0.30 granted under the 1990 Plan and 2000 Plan that are held by employees and directors of the Company.

Q2.     WHY ARE WE MAKING THE OFFER?

        A cornerstone of our success has been the motivation of our employees and retention of our directors. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock ("Common Stock"), we felt it appropriate to offer this exchange program. (See Section 2 of the Offer to Exchange.)

Q3.     ARE THERE CONDITIONS TO THE OFFER?

        The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer to Exchange. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q4.     WHO CAN PARTICIPATE IN THE EXCHANGE?

        You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on December 28, 2001. Termination of your employment or service with the Company on or before December 28, 2001 will automatically revoke any election that you make to participate in this program.

Q5. HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE?

        For those employees and directors who elect to participate in the Offer, on December 28, 2001 (or a later date if Repeater extends the Offer), the Company will grant you a Replacement Option to purchase the number of shares subject to your Eligible Options that were cancelled (so long as your employment or service with the Company continues through that date). Replacement Options issued in exchange for options granted under the 1990 Plan and/or 2000 Plan will be issued under the 2000 Plan. (See Section 8 of the Offer to Exchange.)



                                       1.

Q6.     WHEN WILL I RECEIVE MY REPLACEMENT OPTION?

        The Replacement Options will be granted on December 28, 2001 (or a later date if Repeater extends the Offer). We expect the stock option agreements to be distributed within two weeks from the date of grant. (See Section 5 of the Offer to Exchange.)

Q7.     WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

        The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. (See
Section 7 of the Offer to Exchange.)

Q8.     WHAT WILL BE THE VESTING PERIOD OF THE REPLACEMENT OPTIONS?

        One-twelfth (1/12th) of the shares covered by the Replacement Options will vest one (1) month after the date of grant and one-twelfth (1/12th) of the shares will vest at the end of each month thereafter over the next eleven (11) months (assuming your continued employment by or continued service with the Company through such dates).

Q9.     WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

        The Replacement Options will expire eighteen (18) months after the date of grant (so long as you remain employed by or continue service with the Company).

Q10. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTION THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

        You may be exchanging some vested options for unvested Replacement Options. You WILL NOT be able to exercise or sell any portion of the shares subject to the Replacement Options until they vest.

Q11. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

        No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Options.



                                       2.

Q12. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

        If you have more than one Eligible Option, then you may exchange some, but less than all, Eligible Options. However, you must exchange all option shares subject to a particular Eligible Option.

Q13.    WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant Replacement Options to you. We recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer. (See Section 12 of the Offer to Exchange.)

Q14. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTION BE AN INCENTIVE STOCK OPTION?

        All Replacement Options will be nonqualified stock options. (See Section 12 of the Offer to Exchange.)

Q15. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

        We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. As such, if you elect not to exchange your Eligible Options that are incentive stock options, we believe that those options will remain incentive stock options. However, the Internal Revenue Service ("IRS") may characterize our Offer to you as a "modification" of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend the options' holding periods to qualify for favorable tax treatment and cause all or a portion of such options to be treated as nonqualified stock options. In order to minimize this risk, we are retaining the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange. We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

        If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock received upon exercise. (See Section 12 of the Offer to Exchange.)



                                       3.

Q16. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

        The Offer expires on December 28, 2001, at 5:00 p.m., Pacific Standard Time, unless we extend it.

        Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 6:00 a.m., Pacific Standard Time, on December 31, 2001. (See Section 13 of the Offer to Exchange.)

Q17.    WHAT DO I NEED TO DO?

        Whether or not you accept the Offer, you need to make your election, sign the Election Form and deliver the Election Form to Tim Marcotte or Elif Kuvvetli at Repeater before 5:00 p.m., Pacific Standard Time, on December 28, 2001 (or a later expiration date if Repeater extends the Offer). The Election Form may be sent via mail, courier, e-mail or facsimile. Elif Kuvvetli and Tim Marcotte are located at Repeater's corporate headquarters in Sunnyvale, California, their direct facsimile number is (408) 743-9394, and their e-mail addresses are ekuvvetli@repeaters.com and timm@repeaters.com. Election Forms must be received by Elif Kuvvetli or Tim Marcotte before 5:00 p.m., Pacific Standard Time, on December 28, 2001 (or a later expiration date if Repeater extends the Offer), not placed in the mail or other delivery system by the expiration time. If Election Forms are sent by e-mail or facsimile, originals should be promptly sent by mail, courier or hand delivery and must be received by January 4, 2002.

        If you have questions about delivery, you may contact Elif Kuvvetli or Tim Marcotte via e-mail or by telephone at (408) 743-9400 or (408) 743-9316, respectively. You should review the Offer to Exchange, the Election Form and all of their attachments before making your election.

        If we extend the Offer beyond December 28, 2001, then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly after 5:00 p.m., Pacific Standard Time, on December 28, 2001 (or a later expiration date if Repeater extends the Offer). If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. (See Section 3 of the Offer to Exchange.)

Q18.    DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

        You may change your previous election at any time before 5:00 p.m., Pacific Standard Time, on December 28, 2001. If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer. To change your election, you must deliver a Notice of Change in Election Form to Elif Kuvvetli or Tim Marcotte before the Offer expires. You may change your election more than once. (See Section 4 of the Offer to Exchange.)



                                       4.

Q19.    WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER?

        Nothing. If you do not accept the Offer, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options that are Eligible Options under this Offer and you do not accept the Offer, see Question 15 above. Furthermore, if you do not accept the Offer you will not receive Replacement Options. (See
Section 12 of the Offer to Exchange.)

Q20.    UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS?

        We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. (See Sections 3, 5 and 6 of the Offer to Exchange.)

Q21. CAN I CANCEL THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

        Yes, the remaining outstanding, unexercised portion of an Eligible Option can be cancelled. The number of shares that are subject to each Eligible Option that is cancelled will be included in a Replacement Option to purchase the aggregate number of shares that were subject to all Eligible Options that are cancelled.

Q22. AFTER I AM GRANTED A REPLACEMENT OPTION, WHAT HAPPENS IF THAT REPLACEMENT OPTION ENDS UP UNDERWATER?

        We are conducting this Offer only at this time. Therefore, this Offer is considered a one-time offer and is not expected to be repeated again in the future. As the Replacement Options are valid for up to eighteen (18) months from the date of grant, subject to continued service with the Company, the price of our Common Stock may appreciate over this period even if your option is underwater for some period of time after the grant date of the Replacement Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q23.    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact Elif Kuvvetli via e-mail at ekuvvetli@repeaters.com or by telephone at (408) 743-9400, or Tim Marcotte via e-mail at



                                       5.

timm@repeaters.com or by telephone at (408) 743-9316. In addition, there will be a company-wide meeting to present and discuss information about the Offer.

                                    THE OFFER

1.      NUMBER OF OPTIONS; EXPIRATION DATE.

        We are offering to grant Replacement Options to purchase our Common Stock in exchange for all Eligible Options held by Eligible Participants. As of November 26, 2001, Eligible Options to purchase 3,213,398 shares of our Common Stock were outstanding and held by 58 Eligible Participants.

        You may exchange one or more of your Eligible Options, but you may not exchange less than all option shares subject to a particular Eligible Option. Our Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept options that are properly elected for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the "expiration date" as defined below.

        Your Replacement Option will represent the total number of option shares of all your Eligible Options that were cancelled. Replacement Options issued in exchange for options granted under the 1990 Plan and/or 2000 Plan will be issued under the 2000 Plan.

        The term "expiration date" of this Offer means 5:00 p.m., Pacific Standard Time, on December 28, 2001, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term "expiration date" will refer to the latest time and date at which the Offer expires. See
Section 13 of this Offer to Exchange for a description of our rights to extend, delay, terminate and/or amend the Offer.

        We will publish a notice if we decide to take any of the following actions:

        - increase or decrease what we will give you in exchange for your Eligible Options;

        - increase or decrease the number of Eligible Options to be exchanged in the Offer; or

        -      extend or terminate the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

        A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.



                                       6.

2.      PURPOSE OF THE OFFER.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for our employees and retaining our directors.

        The Board of Directors has approved this Offer. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THOSE OF THE ELIGIBLE OPTIONS. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.      PROCEDURES.

        MAKING YOUR ELECTION. To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Elif Kuvvetli or Tim Marcotte at Repeater before the expiration date. The Election Form may be sent via mail, courier, e-mail or facsimile. Elif Kuvvetli and Tim Marcotte are located at Repeater's corporate offices in Sunnyvale, California, their e-mail addresses are ekuvvetli@repeaters.com and timm@repeaters.com, and their fax number is
(408) 743-9394. Election Forms must be received by Elif Kuvvetli or Tim Marcotte before 5:00 p.m., Pacific Standard Time, on December 28, 2001 (or a later expiration date if Repeater extends the Offer), not placed in the mail or other delivery system by the expiration time. Election Forms received by e-mail or facsimile will be valid if received by the expiration time even though the originals are not yet received, but only if the originals sent by mail, courier or hand delivery are received by January 4, 2002. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if Repeater accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon Repeater's request.

        DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged options. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any such defects or irregularities.



                                       7.

        OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly submitted for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

        Subject to our rights to extend, terminate and/or amend the Offer, we currently expect that we will accept promptly after the expiration date of the Offer all properly and timely made elections to exchange options that have not been validly withdrawn.

4.      CHANGE IN ELECTION.

        You may only change your election by following the procedures described in this Section 4.

        You may change your election at any time before 5:00 p.m., Pacific Standard Time, on December 28, 2001. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer. Additionally, you may withdraw any options you elected to exchange if after forty (40) business days from the commencement of the Offer to Exchange we have not accepted for exchange all options you elected to exchange. The date of the fortieth (40th) business day is January 25, 2002.

        To change your election, you MUST DELIVER a Notice of Change in Election Form to Elif Kuvvetli or Tim Marcotte at Repeater before the Offer expires. The Notice of Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the Offer. The Notice of Change in Election Form may be sent via mail, courier, e-mail or facsimile. Elif Kuvvetli and Tim Marcotte are located at Repeater's corporate offices in Sunnyvale, California, their e-mail addresses are ekuvvetli@repeaters.com and timm@repeaters.com, and their fax number is (408) 743-9394. Notice of Change in Election Forms received by e-mail or facsimile will be valid if received by the expiration time even though the originals are not yet received, but only if the originals sent by mail, courier or hand delivery are received by January 4, 2002.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

        On the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will timely accept the Eligible Options for exchange and cancel all options properly elected for exchange and not validly withdrawn before the expiration date. The Replacement Options will be granted on December 28, 2001 (or a later date if Repeater extends the Offer).



                                       8.

        Your Replacement Option will represent the total number of option shares of all Eligible Options that you exchange. If you are not continuously employed by or in service with Repeater through the date the Replacement Options are granted, you will not be eligible to receive a Replacement Option. In addition, no portion of a Replacement Option will be exercisable until it vests. We will give you notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the expiration date. We will notify you on or prior to December 28, 2001 (or a later expiration date if Repeater extends the Offer) if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the Replacement Option that we will grant to the optionholder.

6.      CONDITIONS OF THE OFFER.

        We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after November 28, 2001 and on or before December 28, 2001, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

        - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

        - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

               (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

               (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;



                                       9.

               (c) materially impair our ability to provide employees and directors with compensation by decreasing the value of the Replacement Options or otherwise; or

               (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

        -      there is:

               (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

               (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        - another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

               (a)    any person, entity or "group," within the meaning of
                      Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 28, 2001;

               (b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 28, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

               (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

        - any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

        The Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Options have been modified could extend the Eligible Options' holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. In order to avoid this risk, we are retaining the right to choose whether or not to accept your Eligible



                                      10.

Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange.

        The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the expiration date and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the expiration date, whether or not we waive any other condition to the Offer.

        Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon everyone.

        We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.      PRICE RANGE OF COMMON STOCK.

        There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol "RPTR." The following table shows, for the periods indicated, the high and low closing sale prices per share of our Common Stock as reported on the Nasdaq National Market.

                     Quarter ended or ending                   High         Low
       -----------------------------------------------        ------       -----
       Fiscal Year 2002
         December 28, 2001 (through November 26, 2001)..      $ 0.32       $0.18
         September 28, 2001 ............................      $ 0.52       $0.26
         June 29, 2001 .................................      $ 1.37       $0.40

       Fiscal Year 2001
         March 30, 2001 ................................      $ 3.00       $0.97
         December 29, 2000..............................      $10.63       $1.88
         September 29, 2000 (from August 9, 2001).......      $18.52       $9.63

        As of November 26, 2001, the last reported sale price of our Common Stock, as reported on the Nasdaq National Market, was $0.28 per share.

        WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THOSE OF THE ELIGIBLE OPTIONS. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

8.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

        CONSIDERATION. Your Replacement Option will represent the total number of option shares subject to all Eligible Options that you exchange.



                                      11.

        If we receive and accept exchange of all Eligible Options outstanding as of November 26, 2001, we will grant Replacement Options to purchase a total of 3,213,398 shares of our Common Stock. The Common Stock issuable upon exercise of the Replacement Options would equal approximately 13% of the total shares of our Common Stock outstanding as of November 26, 2001.

        TERMS OF REPLACEMENT OPTIONS. Replacement Options issued in exchange for options granted under the 1990 Plan and/or 2000 Plan will be issued under the 2000 Plan. Replacement Option agreements will be executed between each optionholder who accepts the Offer and Repeater. The Replacement Option agreements will not permit the optionholders to exercise the Replacement Options prior to the time such options vest. The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

        The following description of the 2000 Plan and the Replacement Option agreements is a summary, and is not complete. Replacement Options will be subject to the terms and conditions of the 2000 Plan under which they will be granted and the applicable stock option agreement. Additional information about the 2000 Plan may be found in the Form S-8 Registration Statement and related Prospectus prepared in connection with the 2000 Plan. Please contact Elif Kuvvetli at ekuvvetli@repeaters.com or Tim Marcotte at timm@repeaters.com to request copies of the 2000 Plan or related Prospectus and current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or the Compensation Committee thereof prior to the date the Replacement Options are granted.

        General. The 2000 Plan was adopted in February 2000. As of November 28, 2001, there were 3,928,061 shares of our Common Stock reserved for issuance and options to purchase 2,528,185 shares of our Common Stock issued and outstanding under the 2000 Plan. The 2000 Plan permits us to grant options intended to qualify as incentive options under the Internal Revenue Code as well as nonqualified stock options. Each Replacement Option will be a nonqualified stock option.

        Administration. The Board of Directors administers the 2000 Plan and has delegated administration of the 2000 Plan to the Compensation Committee of the Board of Directors. The Board of Directors has the authority to construe, interpret and amend the 2000 Plan.

        Term. The term of each option granted under the 2000 Plan is fixed by the Plan administrator at the time of grant. The Replacement Options will expire eighteen (18) months after the date of grant.

        Time of Exercise. Generally you may exercise the vested portion of a Replacement Option at any time prior to termination of the option. If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post-termination exercise period will be three (3) months following your termination date. If your employment or service with us terminates as a result of your permanent disability, generally your post-termination exercise period will be twelve (12) months following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or



                                      12.

beneficiaries must exercise the vested portion of your Replacement Option within eighteen (18) months following your termination date. However, under no circumstances may you exercise the Replacement Option more than eighteen (18) months from the date of grant.

        Exercise Price. The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THOSE OF THE ELIGIBLE OPTIONS. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. If any change is made in the Common Stock subject to any Replacement Option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the number of shares subject to and the exercise price of the Replacement Options will be appropriately adjusted.

        Vesting. The Board of Directors has the authority to determine the time or times at which options granted under the 2000 Plan will vest and become exercisable. One-twelfth (1/12th) of the shares covered by the Replacement Options will vest one (1) month after the date of grant and one-twelfth (1/12th) of the shares will vest at the end of each month thereafter over the next eleven
(11) months (assuming your continued employment by or continued service with the Company through such dates). The Board may accelerate the vesting and exercisability of options.

        Tax Consequences. You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Replacement Options and the Eligible Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange.

        REGISTRATION OF OPTION SHARES. All shares of Common Stock issuable upon exercise of options under the 2000 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Repeater, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

        A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. As of November 26, 2001, our executive officers and directors (nine (9) persons) as a group held Eligible Options to purchase a total of 1,600,000 shares of our Common Stock. This represented approximately 50% of the shares subject to all Eligible Options held by Eligible Participants as of that date. Executive officers and directors have been provided the same offer to exchange their options. As of the commencement of the Offer to Exchange, no executive officer or director had advised the Company of his plans to exchange his options. The



                                      13.

following table sets forth the beneficial ownership of each of our executive officers and directors of Eligible Options as of November 26, 2001.

                                   NUMBER OF SHARES SUBJECT TO      PERCENTAGE OF TOTAL SHARES
                                  ELIGIBLE OPTIONS BENEFICIALLY    SUBJECT TO ELIGIBLE OPTIONS
NAME OF BENEFICIAL OWNER                      OWNED               HELD BY ELIGIBLE PARTICIPANTS
------------------------          -----------------------------   -----------------------------
John E. Bosch                                 175,000                            5.4%
Chris L. Branscum                             475,000                           14.8%
Richard G. Grey                                25,000                            0.8%
Perry M. LaForge                               65,000                            2.0%
Alessandro A. Piol                                  0                              0%
Timothy A. Marcotte                           370,000                           11.5%
Danny C. Santo                                130,000                            4.0%
John L. Soliday                               220,000                            6.8%
Joel J. Spina                                 140,000                            4.4%

        The Company has not issued Eligible Options during the 60 days prior to this Offer to Exchange. To the best of our knowledge, there were no transactions that members of our Board of Directors, our executive officers or the affiliates of any of our directors or officers engaged in that involved Eligible Options during the 60 days prior to this Offer to Exchange.

        There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for the following:

        -  outstanding warrants to purchase 250,395 shares of our Common Stock;

        - outstanding options to purchase an aggregate of 4,191,709 shares of our Common Stock pursuant to the Plans and our Key Executives Stock Option Plan; and

        - a license agreement between the Company and Matthew P. Fuerter, under which we have agreed to issue to Mr. Fuerter five shares of our Common Stock for each unit we sell in the prior quarter incorporating the licensed technology, subject to limitations.

        In addition, in November 1999, the Company entered into a change of control agreement with Mr. Marcotte. Under the terms of this agreement, immediately upon a change of control involving the Company, Mr. Marcotte's stock options will vest in full. Furthermore, if Mr. Marcotte's employment with the Company is involuntarily terminated without just cause within one year after the change of control, his options will be exercisable for a period of nine months from the date of termination. The Company is currently negotiating similar agreements with its other executive officers and members of the Executive Committee of its Board of Directors.

10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Eligible Options that have been granted under the 2000 Plan and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be



                                      14.

purchased under those options will be returned to the pool of shares available for grants of new awards or options under the 2000 Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed. Eligible Options that have been granted under the 1990 Plan and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will not be available for grants of new awards or options under the 1990 Plan because that Plan has terminated.

        As a result of our decision to extend the Offer to our employees and directors, all Replacement Options and all Eligible Options that are not exchanged and cancelled pursuant to the Offer will be treated for financial accounting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of increases and decreases in the price of our Common Stock as compensation expense in connection with the Replacement Options and any Eligible Options that are not exchanged and cancelled pursuant to the Offer. We will have to continue to reflect increases and decreases in the price of our Common Stock in our statements of operations with respect to these options until they are exercised, forfeited or expire unexercised. The higher the market value of our Common Stock, the greater the compensation expense we will record.

11.     LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange.

12.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

        If you exchange outstanding incentive or nonqualified stock options for a Replacement Option, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.



                                      15.

        At the date of grant of the Replacement Option, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

        The Replacement Options will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

        Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for a Replacement Option.

        Any Replacement Option you are granted will be a nonqualified stock option. Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

        We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would assert that your right to exchange your Eligible Options that are incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

        Under current law, you should not have realized taxable income when incentive stock options, if applicable, were granted to you under our Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchased under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in our Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

        If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

        If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount



                                      16.

is ordinary income to you. Any amount in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

        If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the Common Stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of Common Stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the Common Stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

        If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell Common Stock you received when you exercised an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

        Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

        If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, unless the shares were acquired pursuant to the exercise of an incentive stock option and the applicable holding periods summarized above were not met, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income



                                      17.

recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

        We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.     EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

        Prior to the expiration date, in order to terminate or amend the Offer, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer to Exchange occur. In order to postpone the accepting for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

        As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

        We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 6:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

        - increase or decrease what we will give you in exchange for your Eligible Options; or

        - increase or decrease the number of Eligible Options to be exchanged in the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.



                                      18.

14.     FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

15.     INFORMATION ABOUT REPEATER.

        Our principal executive offices are located at 1150 Morse Avenue, Sunnyvale, California 94089, and our telephone number is (408) 747-1900. Information regarding our directors and executive officers is contained in Schedule A attached to this Offer to Exchange and incorporated herein by reference. Our web site address is www.repeaters.com. The information on our web site is not a part of this Offer.

        We develop, market and sell wireless network equipment primarily for CDMA-based wireless communications networks. Information concerning our business, including our background, solution, strategy, products and services, sales and marketing, customers, customer service and support, manufacturing, research and product development, competition, intellectual property and employees, as well as the financial information, included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2001 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 29, 2001 and September 28, 2001 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under
Section 17 - "Additional Information."

        Set forth below is a selected summary of our financial information. The selected historical consolidated balance sheets and consolidated statements of operations data for the years ended March 30, 2001 and March 31, 2000 and the six months ended September 28, 2001 and September 29, 2000 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2001, filed with the SEC on June 28, 2001, which were audited by PricewaterhouseCoopers LLP, independent auditors, and our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2001, filed with the SEC on November 13, 2001, and should be read together with the consolidated financial statements and related notes included in such reports.



                                      19.

                           REPEATER TECHNOLOGIES, INC.

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                          SEPTEMBER 28,   MARCH 30,     MARCH 31,
                                              2001          2001          2000
                                          -------------   ---------     ---------
Current assets..........................    $ 24,294      $ 38,169      $ 13,538
Noncurrent assets.......................       4,208         4,717         2,679
                                            --------      --------      --------
   Total assets.........................    $ 28,502      $ 42,886      $ 16,217
                                            ========      ========      ========

Current liabilities.....................    $  7,220      $ 11,973      $  8,897
Noncurrent liabilities..................       1,033         1,041        18,924
Stockholders' equity/(deficit)..........      20,249        29,872       (11,604)
                                            --------      --------      --------
   Total liabilities and stockholders'
   equity/(deficit).....................    $ 28,502      $ 42,886      $ 16,217
                                            ========      ========      ========


                       CONDENSED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    SIX MONTHS ENDED                  YEAR ENDED
                              ----------------------------    ------------------------
                              SEPTEMBER 28,  SEPTEMBER 29,    MARCH 30,      MARCH 31,
                                  2001           2000           2001           2000
                              -------------  -------------    ---------      ---------
Revenues....................    $  7,630       $ 12,225       $ 21,990       $ 16,953
Cost of revenues............       7,935          8,963         20,664         12,145

Net loss....................      (9,856)       (12,430)       (23,647)       (15,040)

Basic and diluted net loss
per share...................    $  (0.43)      $  (1.48)      $  (1.53)      $  (6.00)

        Our book value per share was $0.85 as of September 28, 2001.

        Our earnings were insufficient to cover fixed charges of $0.2 million, $1.8 million and $2.9 million in the six months ended September 28, 2001 and in the years ended March 30, 2001 and March 31, 2000, respectively. Additional earnings of $10.1 million, $25.4 million and $17.9 million were necessary to provide a 1:1 coverage ratio for the six months ended September 28, 2001 and the years ended March 30, 2001 and March 31, 2000, respectively. For the purpose of these calculations, "earnings" consist of income before taxes, plus fixed charges, and "fixed charges" consist of interest expense incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payment under leases.

        The financial information included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2001 and Quarterly Reports on Form 10-Q for the quarterly periods ended June 29, 2001 and September 28, 2001 is incorporated by reference herein and may be inspected at,



                                      20.

and copies may be obtained from, the same places and in the same manner as set forth under Section 17 - "Additional Information."

16.     RISK FACTORS.

        Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2001 and our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2001 is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Common Stock could decline.

        Our Common Stock is listed for quotation on the Nasdaq National Market System. In order to remain listed on this market, we must, among other things, continue to satisfy quantitative maintenance criteria set forth in the Nasdaq marketplace rules. These criteria include, among other things, minimum thresholds for stockholders' equity of $10,000,000, public float of 750,000 shares, market value of public float of $5,000,000 and minimum bid price of $1.00. On June 11, 2001, Nasdaq advised us that the minimum bid price of our Common Stock had been less than $1.00 for more than 30 consecutive trading days and that we would be provided 90 calendar days to regain compliance with the minimum bid price criteria. On October 9, 2001, we received a notification from Nasdaq advising us of the moratorium implemented on the minimum bid price and market value of public float requirements until January 2, 2002 and that the case in relation to the bid price of our Common Stock had been closed.

        Our Common Stock is still trading under the required bid price of $1.00. If we are unable to meet the Nasdaq continued listing standards on and after January 2, 2002, our Common Stock could be delisted. If our Common Stock were delisted, the liquidity of our Common Stock would be adversely affected. Delisting could make trading our shares more difficult for investors, increase trading spreads and adversely affect investors' perception of us and our prospects, any of which could lead to declines in our share price. It could also make it more difficult for us to raise additional capital. We would also incur additional costs under state blue sky laws to sell equity if our Common Stock were delisted. We are aware of the Nasdaq listing requirements and are exploring options to help us stay in compliance. However, we cannot be assured that these efforts will be successful.

17.     ADDITIONAL INFORMATION.

        We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

               (a) our Annual Report on Form 10-K for our fiscal year ended March 30, 2001, filed with the SEC on June 28, 2001;

               (b) our definitive Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on July 26, 2001;

               (c) our Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2001, filed with the SEC on August 13, 2001; and



                                      21.

               (d) our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2001, filed with the SEC on November 13, 2001.

The SEC file number for these filings is 000-31231. These filings, our other quarterly reports and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.                     500 West Madison Street
        Room 1024                                  Suite 1400
        Washington, D.C. 20549                     Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our Common Stock is quoted on the Nasdaq National Market under the symbol "RPTR," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

        We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                               Corporate Secretary
                           Repeater Technologies, Inc.
                                1150 Morse Avenue
                               Sunnyvale, CA 94089

or by telephoning us at (408) 747-1900 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

        As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about Repeater should be read together with the information contained in the documents to which we have referred you.



                                      22.

18.     FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

        This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 16 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended March 30, 2001, our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2001, and our proxy materials for our 2001 Annual Meeting of Stockholders.

        If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

        The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Repeater is limited to this document.

               Repeater Technologies, Inc.        November 28, 2001



                                      23.

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND
                         EXECUTIVE OFFICERS OF REPEATER


        The directors and executive officers of Repeater and their positions and offices as of November 28, 2001 are set forth in the following table:

        NAME                        AGE              POSITION(S) HELD WITH THE COMPANY
        ----------------------     -----    --------------------------------------------------
        John E. Bosch               66      Chairman
        Chris L. Branscum           52      President and Chief Executive Officer and Director
        Richard G. Grey             72      Director
        Perry M. LaForge            43      Director
        Alessandro A. Piol          44      Director
        Timothy A. Marcotte         44      Executive Vice President, Chief Operating Officer,
                                            Chief Financial Officer and Secretary
        Danny C. Santo              44      Vice President of Manufacturing
        John L. Soliday             43      Vice President of Engineering
        Joel J. Spina               51      Vice President of Marketing and Business
                                            Development

        The address of each director and executive officer is c/o Repeater Technologies, Inc., 1150 Morse Avenue, Sunnyvale, CA 94089, and the telephone number is (408) 747-1900.

        With the exception of the following biography for Joel J. Spina, the biographies for our executive officers and directors included in our definitive Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on July 26, 2001, are incorporated by reference herein.

        Joel J. Spina has served as the Company's Vice President of Marketing and Business Development since April 2001. Mr. Spina served as Vice President of International Sales from February 1998 to April 2001. From May 1997 to February 1998, Mr. Spina worked for CommScope Inc., a telecommunications products provider, as Vice President of Latin America and the Caribbean. From April 1996 to May 1997, Mr. Spina worked for ADC Telecommunications Inc. as their Vice President, Latin America. From 1992 to April 1996, Mr. Spina worked for Andrew Corporation, an RF products and services provider, as their Director of Sales for Latin America. Mr. Spina holds a B.S.E.E. from Mackenzie University and an M.B.A. from Northwestern University.